EXHIBIT 3.(i)1

EXECUTION COPY

CERTIFICATE OF DESIGNATIONS OF PREFERENCES AND RIGHTS OF

SERIES D CONVERTIBLE PREFERRED STOCK

OF

GLOBAL EPOINT, INC.

A NEVADA CORPORATION

The undersigned, John Pan certifies that:

1. He is the duly acting President and Secretary of Global ePoint, Inc., a corporation organized and existing under the General Corporation Law of Nevada of the State of Nevada (the “Corporation”).

2. Pursuant to authority conferred upon the Board of Directors by the Amended and Restated Articles of Incorporation of the Corporation, as amended, and pursuant to the provisions of Section 78.1955 of the General Corporation Law of Nevada, said Board of Directors, has previously designated the Corporation’s Series A Convertible Preferred Stock (“Series A Preferred Stock”).

3. Pursuant to authority conferred upon the Board of Directors by the Amended and Restated Articles of Incorporation of the Corporation, as amended, and pursuant to the provisions of Section 78.1955 of the General Corporation Law of Nevada, said Board of Directors, has previously designated the Corporation’s Series B Convertible Preferred Stock (“Series B Preferred Stock”).

4. Pursuant to authority conferred upon the Board of Directors by the Amended and Restated Articles of Incorporation of the Corporation, as amended, and pursuant to the provisions of Section 78.1955 of the General Corporation Law of Nevada, said Board of Directors, has previously designated the Corporation’s Series C Convertible Preferred Stock (“Series C Preferred Stock”).

5. Pursuant to authority conferred upon the Board of Directors by the Amended and Restated Articles of Incorporation of the Corporation, as amended, and pursuant to the provisions of Section 78.1955 of the General Corporation Law of Nevada, said Board of Directors, pursuant to a unanimous written consent effective as of November 7, 2005, adopted a resolution establishing the rights, preferences, privileges and restrictions of, and the number of shares comprising, the Corporation’s Series D Convertible Preferred Stock, which resolution is as follows:

RESOLVED, that a series of Preferred Stock in the Corporation, having the rights, preferences, privileges and restrictions, and the number of shares constituting such series and the designation of such series, set forth below be, and it hereby is, authorized by the Board of Directors of the Corporation pursuant to authority given by the Corporation’s Certificate of Incorporation.

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors hereby fixes and determines the Determinations of, the number of shares constituting, and the rights, preferences, privileges and restrictions relating to, a new series of Preferred Stock as follows:

SERIES D CONVERTIBLE PREFERRED STOCK

1. Designation, Amount and Par Value. The series of preferred stock shall be designated as the Corporation’s Series D Convertible Preferred Stock (the “Series D Preferred Stock”), and the number of shares so designated shall be 200,000. Each share of Series D Preferred Stock shall have no par value and a stated value equal to $50.00 (the “Stated Value”).

2. Definitions. In addition to the terms defined elsewhere in this Certificate of Designations, (a) the terms set forth in Exhibit A hereto have the meanings indicated therein, and (b) the following terms have the meanings indicated:

“Conversion Price” means the Fixed Conversion Price, as adjusted pursuant to this Certificate of Designations.

“Equity Conditions” means, with respect to a specified issuance of Common Stock, that each of the following conditions is satisfied: (i) the number of authorized but unissued and otherwise unreserved shares of Common Stock is sufficient for such issuance; (ii) such shares of Common Stock are registered for resale by the Holders and may be sold by the Holders pursuant to an effective Underlying Shares Registration Statement or all such shares may be sold without volume restrictions pursuant to Rule 144(k) under the Securities Act; (iii) the Common Stock is listed or quoted (and is not suspended from trading) on an Eligible Market and such shares of Common Stock are approved for listing upon issuance; (iv) such issuance would be permitted in full without violating Section 17 hereof or the rules or regulations of any Trading Market; (v) no Bankruptcy Event has occurred; (vi) the Company has not failed for any reason to deliver a certificate evidencing any Securities to a Purchaser as required pursuant to any Transaction Document within five Trading Days after delivery of notice of failure to deliver by Purchaser and none of the exercise or conversion rights of the Holders pursuant to the Transaction Documents are suspended for any reason other than a breach of the Transaction Documents by the Purchasers; (vii) the Company has not failed to make any cash payment required under the Transaction Documents or if the Company has failed in making any payment under the Transaction Documents, such failure has been or will be cured within five Trading Days after notice of such default was first given to the Company by a Purchaser; or (viii) the Company has not issued any equity securities of the Company which are senior to the Series D Preferred Stock in right of payment, or with respect to dividends, liquidation or dissolution; and (ix) the Closing Price of the Common Stock is equal to or greater than $0.57.

“Fixed Conversion Price” means $4.16.

“Holder” means any holder of Series D Preferred Stock.

“Junior Securities” means the (i) Common Stock and all other equity or equity equivalent securities of the Corporation outstanding as of the date hereof other than the Series C Preferred Stock and (ii) all equity or equity equivalent securities issued by the Corporation after the Closing Date.

“Original Issue Date” means the date of the first issuance of any shares of the Series D Preferred Stock regardless of the number of transfers of any particular shares of Series D Preferred Stock and regardless of the number of certificates that may be issued to evidence such Series D Preferred Stock.

“Purchase Agreement” means the Securities Purchase Agreement, dated as of November 7, 2005, among the Corporation and the original purchasers of the Series D Preferred Stock.

3. Dividends.

(a) Holders shall be entitled to receive, out of funds legally available therefor, and the Corporation shall pay, cumulative dividends on the Series D Preferred Stock at the rate per share (as a percentage of the Stated Value per share) (as adjusted for any stock split, stock dividend, stock combination or other similar transactions with respect to the Series D Preferred Stock) of 6% per annum, payable semi-annually in arrears commencing on March 31, 2006 and thereafter on each September 30 and March 31, except if such date is not a Trading Day, in which case such dividend shall be payable on the next succeeding Trading Day (each, a “Dividend Payment Date”). Dividends on the Series D Preferred Stock shall be calculated on the basis of a 360-day year, shall accrue daily commencing on the Original Issue Date, and shall be deemed to accrue from such date whether or not earned or declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends.

(b) Subject to the conditions and limitations set forth below, the Corporation may pay required dividends (i) in cash or (ii) in Common Stock. The Corporation must deliver written notice (the “Dividend Notice”) to the Holders indicating the manner in which it intends to pay dividends at least fifteen (15) Trading Days prior to each Dividend Payment Date, but the Corporation may indicate in any such notice that the election contained therein shall continue for subsequent Dividend Payment Dates until revised. Failure to timely provide such written notice shall be deemed an election by the Corporation to pay the dividend in cash. All dividends payable in respect of the Series D Preferred Stock on any Dividend Payment Date must be paid in the same manner.

(c) Notwithstanding the foregoing, the Corporation may not pay dividends by issuing Common Stock unless, at such time, the Equity Conditions are satisfied (or waived in writing by the applicable Holder) with respect to such Common Stock dividend shares and all of the Underlying Shares then issuable upon conversion in full of all the outstanding Series D Preferred Stock. Further, notwithstanding any other provision of this Certificate of Designation, the Corporation shall not be entitled to pay dividends by issuing Common Stock unless the Company has obtained shareholder approval, if required, for the issuance in accordance with the applicable rules and regulations of the Eligible Market.

(d) So long as any Series D Preferred Stock is outstanding, (i) neither the Corporation nor any Subsidiary shall, directly or indirectly, redeem, purchase or otherwise acquire any Junior Securities or set aside any monies for such a redemption, purchase or other acquisition, except for any redemptions or conversions of Series C Preferred Stock for the Common Stock of the Corporation, and (ii) the Corporation shall not pay or declare any dividend or make any distribution on any Junior Securities, except pro rata stock dividends on the Common Stock payable in additional shares of Common Stock and dividends due and paid in the ordinary course on preferred stock of the Corporation, in each case only at such times as the Corporation is in compliance with its payment and other obligations hereunder.

(e) In the event that the Corporation elects to pay dividends in shares of Common Stock, the number of shares of Common Stock to be issued to each Holder as such dividend shall be (i) determined by dividing the total dividend then payable to such Holder by the Dividend Conversion Price (as defined below) as of the applicable Dividend Payment Date, and rounding up to the nearest whole share, and (ii) paid to such Holder in accordance with Section 3(f) below. The term “Dividend Conversion Price” shall mean 92.5% of the arithmetic average of the Volume Weighted Average Prices of Common Stock for the twenty (20) consecutive Trading Days immediately prior to the applicable Dividend Payment Date (not including such date), as appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during such five Trading Day period.

(f) In the event that any dividends are paid in Common Stock the Corporation shall, on or before the fifth (5th) Trading Day following the applicable Dividend Payment Date, (i) issue and deliver to such Holder a certificate, registered in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder shall be entitled, or (ii) subject to the request of the Holder and provided that (a) a registration statement covering the resale of the shares of Common Stock to which the holder shall be entitled is effective under the Securities Act and (b) the Holder has complied with the provisions of Section 6 of the Registration Rights Agreement, credit the number of shares of Common Stock to which the Holder shall be entitled to the Holder’s or its designee’s balance account with The Depository Trust Corporation (“DTC”) through its Deposit Withdrawal Agent Commission System.

4. Registration of Series D Preferred Stock. The Corporation shall register shares of the Series D Preferred Stock, upon records to be maintained by the Corporation for that purpose (the “Series D Preferred Stock Register”), in the name of the record Holders thereof from time to time. The Corporation may deem and treat the registered Holder of shares of Series D Preferred Stock as the absolute owner thereof for the purpose of any conversion hereof or any distribution to such Holder, and for all other purposes, absent actual notice to the contrary.

5. Registration of Transfers. The Corporation shall register the transfer of any shares of Series D Preferred Stock in the Series D Preferred Stock Register, upon surrender of certificates evidencing such Shares to the Corporation at its address specified herein. Upon any such registration or transfer, a new certificate evidencing the shares of Series D Preferred Stock so transferred shall be issued to the transferee and a new certificate evidencing the remaining portion of the shares not so transferred, if any, shall be issued to the transferring Holder.

6. Liquidation.

(a) In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary (a “Liquidation Event”), the Holders of Series D Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of Junior Securities by reason of their ownership thereof, an amount per share in cash equal to the Stated Value for each share of Series D Preferred Stock then held by them (as adjusted for any stock split, stock dividend, stock combination or other similar transactions with respect to the Series D Preferred Stock), plus all accrued but unpaid dividends on such Series D Preferred Stock as of the date of such event (the “Series D Stock Liquidation Preference”). If, upon the occurrence of a Liquidation Event, the assets and funds thus distributed among the holders of the Series D Preferred Stock shall be insufficient to permit the payment to such Holders of the full Series D Stock Liquidation Preference, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the Holders of the Series D Preferred Stock in proportion to the aggregate Series D Stock Liquidation Preference that would otherwise be payable to each of such Holders. Such payment shall constitute payment in full to the holders of the Series D Stock upon the Liquidation Event. After such payment shall have been made in full, or funds necessary for such payment shall have been set aside by the Corporation in trust for the account of the holders of Series D Stock, so as to be available for such payment, such holders of Series D Stock shall be entitled to no further participation in the distribution of the assets of the Corporation. The purchase or redemption by the Corporation of stock of any class, in any manner permitted by law, shall not, for the purposes of this Certificate of Designations, be deemed to be a Liquidation Event. Neither the consolidation or merger of the Corporation with or into any other Person, nor the sale or transfer by the Corporation of less than substantially all of its assets shall, for the purposes of this Certificate of Designations, be deemed to be a Liquidation Event.

(b) In the event of a Liquidation Event, following completion of the distributions required by the first sentence of paragraph (a) of this Section 6, if assets or surplus funds remain in the Corporation, the holders of the Junior Securities shall share in all remaining assets of the Corporation, in accordance with the General Corporation Law of Nevada and the Restated Articles of Incorporation of the Corporation.

(c) The Corporation shall provide written notice of any Liquidation Event to each record Holder not less than 30 days prior to the payment date or effective date thereof, provided that such information shall be made known to the public prior to or in conjunction with such notice being provided to the Holders.

7. Conversion.

(a) Conversion at Option of Holder. At the option of any Holder, any Series D Preferred Stock held by such Holder may be converted into Common Stock based on the Conversion Price then in effect for such Series D Preferred Stock. A Holder may convert Series D Preferred Stock into Common Stock pursuant to this paragraph at any time and from time to time after the Original Issue Date, by delivering to the Corporation a Conversion Notice, in the form attached hereto, appropriately completed and duly signed, and the date any such

Conversion Notice is delivered to the Corporation (as determined in accordance with the notice provisions hereof) is a “Conversion Date.”

(b) Conversion at Option of Corporation.

(i) If, at any time after the Effective Date, the average arithmetic Closing Price for fifteen (15) consecutive Trading Days exceeds $5.00 (as adjusted for any stock dividend, stock split, stock combination or other similar transaction after the Original Issue Date) (the “Threshold Price”), the Corporation may require the Holders to convert all or any part of the shares of Series D Preferred Stock into Common Stock based on the Conversion Price. The Corporation may require a conversion pursuant to this paragraph by delivering irrevocable written notice of such election to the Holders, and the tenth (10th) Trading Day after the date any such notice is delivered to the Holders (as determined in accordance with the notice provisions hereof) will be the “Conversion Date” for such required conversion. Notwithstanding the foregoing, the Corporation may not require any conversion under this paragraph (and any notice thereof will be void), unless (A) from the period commencing on the Corporation’s delivery of the irrevocable written notice through the Conversion Date, the Equity Conditions are satisfied (or waived in writing by the applicable Holder) on each Trading Day with respect to all of the Underlying Shares then issuable upon conversion in full of all outstanding Series D Preferred Stock. Any conversion pursuant to this Section 7(b) shall be pro rata among all of the Holders.

(ii) If a Holder asserts that a Conversion required by the Corporation will cause such Holder’s beneficial ownership of the Corporation’s Common Stock to exceed the Maximum Percentage (as defined in Section 17(a) hereof) (an “Asserting Holder”), the Corporation shall require the Asserting Holder to convert only that number of shares of Series D Preferred Stock that would not cause the Asserting Holder’s beneficial ownership to exceed the Maximum Percentage. Under such circumstances, the Corporation may require all other Holders, on a pro-rata basis up to the total number of shares of Series D Preferred Stock held in the aggregate by such Holders, to convert the balance of the Series D Preferred Stock that the Corporation was unable to require the Asserting Holder to convert.

8. Mechanics of Conversion.

(a) The number of Underlying Shares issuable upon any conversion of a share of Series D Preferred Stock hereunder shall equal (i) the Stated Value of such share of Series D Preferred Stock to be converted, divided by the Conversion Price on the Conversion Date, plus (ii) the amount of any accrued but unpaid dividends on such share of Series D Preferred Stock through the Conversion Date, divided by the Conversion Price on the Conversion Date.

(b) Upon conversion of any share of Series D Preferred Stock, and provided that the Holder has complied with the provisions of Section 6 of the Registration Rights Agreement, the Corporation shall promptly (but in no event later than three Trading Days after the Conversion Date) issue or cause to be issued and cause to be delivered to or upon the written order of the Holder and in such name or names as the Holder may designate a certificate for the Underlying Shares issuable upon such conversion, free of restrictive legends unless a registration statement covering the resale of the Underlying Shares and naming the Holder as a selling stockholder thereunder is not then effective and such Underlying Shares are not then freely transferable without volume restrictions pursuant to Rule 144 under the Securities Act. The Holder, or any Person so designated by the Holder to receive Underlying Shares, shall be deemed to have become holder of record of such Underlying Shares as of the Conversion Date. The Corporation shall, upon request of the Holder, use its best efforts to deliver Underlying Shares hereunder electronically through the DTC or another established clearing corporation performing similar functions, and shall issue such Underlying Shares in the same manner as dividend payment shares are issued pursuant to Section 3(f) above.

(c) A Holder shall not be required to deliver the original certificate(s) evidencing the Series D Preferred Stock being converted in order to effect a conversion of such Series D Preferred Stock. Execution and delivery of the Conversion Notice shall have the same effect as cancellation of the original certificate(s) and issuance of a new certificate evidencing the remaining shares of Series D Preferred Stock. Upon surrender of a certificate following one or more partial conversions, the Corporation shall promptly deliver to the Holder a new certificate representing the remaining shares of Series D Preferred Stock.

(d) The Corporation’s obligations to issue and deliver Underlying Shares upon conversion of Series D Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by any Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by any Holder or any other Person of any obligation to the Corporation or any violation or alleged violation of law by any Holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to any Holder in connection with the issuance of such Underlying Shares.

9. Redemption Rights.

(a) Optional Redemption Right.

(i) At any time following the 30th Trading Day following the Effective Date, the Corporation shall have the right to repurchase (an “Optional Redemption”) all of the then outstanding Series D Preferred Stock at a price equal to 105% of the Stated Value of such shares of Series D Preferred Stock (the “Optional Redemption Price”), plus all accrued but unpaid dividends thereon to the date of payment, in cash. The Corporation must deliver a notice of the Optional Redemption to the Holders at least twenty (20) Trading Days prior the date of the Optional Redemption (the “Optional Redemption Date”), which notice shall state the date of the Optional Redemption Date and the Optional Redemption Price.

(ii) Upon receipt of payment of the Optional Redemption Price by the Holders of Series D Preferred Stock, each Holder will deliver the certificate(s) evidencing the Series D Preferred Stock redeemed by the Corporation, unless such Holder is awaiting receipt of a new certificate evidencing such shares from the Corporation pursuant to another provision hereof. At any time on or prior to the Optional Redemption Date, the Holders may convert any or all of the shares of Series D Preferred Stock, and the Corporation shall honor any such conversions in accordance with the terms hereof.

(b) Mandatory Redemption.

(i) Beginning on the nine month anniversary of the Original Issue Date of the Series D Preferred Stock and on the first Trading Day of the calendar quarter commencing November 1, 2006 (month 12) and on the first Trading Day of each of the next 8 calendar quarters thereafter (months 15, 18, 21, 24, 27, 30 and 33 following the Original Issue Date) (each a “Mandatory Redemption Date”), the Corporation shall redeem a number of shares of Series D Preferred Stock equal to 8.333% of the shares of Series D Preferred Stock originally issued at a price equal to 100% of the Stated Value of such shares of Series D Preferred Stock, plus all accrued but unpaid dividends thereon to the date of payment (for each redemption on a Mandatory Redemption Date, the “Mandatory Redemption Price”).

(ii) At any time following the 36th month following the Original Issue Date of the Series D Preferred Stock (each a “Mandatory Redemption II Date”, and together with the Mandatory Redemption Date, each a “Mandatory Redemption Date”), the Holder shall have the right to require the Corporation to redeem all or any portion of the outstanding principal amount of the Series D Preferred Stock at a price equal to 100% of the Stated Value of such shares of Series D Preferred Stock, plus all accrued but unpaid dividends thereon to the date of payment (for each redemption on a Mandatory Redemption II Date, the “Mandatory Redemption II Price” and together with the Mandatory Redemption Price, each a “Mandatory Redemption Price”) on each such Mandatory Redemption Date; provided, however, that on the 60th month anniversary of the Original Issue Date, any remaining outstanding principal amount of the Series D Preferred Stock shall be redeemed at the Mandatory Redemption II Price. The Holder must deliver a notice of the redemption at least twenty (20) Trading Days prior to the Mandatory Redemption II Date, which notice shall state the numbers of shares of Series D Preferred Stock to be redeemed at the Mandatory Redemption II Date.

(iii) Subject to the conditions and limitations set forth below, the Corporation may pay a Mandatory Redemption Price (i) in cash or (ii) in Common Stock. The Corporation must deliver written notice (the “Mandatory Redemption Notice”) to the Holders indicating the manner in which it intends to pay a Mandatory Redemption Price at least seven (7) Trading Days prior to the applicable Mandatory Redemption Date. Failure to timely provide such written notice shall be deemed an election by the Corporation to pay such Mandatory Redemption Price in cash.

(iv) Notwithstanding the foregoing, the Corporation may not pay a Mandatory Redemption Price by issuing Common Stock unless, at such time, the Equity Conditions are satisfied (or waived in writing by the applicable Holder) with respect to such Common Stock shares and all of the Underlying Shares then issuable upon conversion in full of all the outstanding Series D Preferred Stock.

(v) In the event that the Corporation elects to pay a Mandatory Redemption Price in shares of Common Stock, the number of shares of Common Stock to be issued to each Holder on the applicable Mandatory Redemption Date shall be (i) determined by dividing the total Mandatory Redemption Price then payable to such Holder by the Redemption Market Price (as defined below) as of the applicable Mandatory Redemption Date, and rounding up to the nearest whole share, and (ii) paid to such Holder in accordance with Section 9(c)(v) below. The term “Redemption Market Price” shall mean 92.5% of the arithmetic average of the Volume Weighted Average Prices of Common Stock for the twenty (20) consecutive Trading Days immediately prior to the applicable Mandatory Redemption Date (not including such date). Notwithstanding any other provision of this Certificate of Designation, the Corporation shall not be entitled to pay a Mandatory Redemption Price in shares of Common Stock unless the Company has obtained shareholder approval, if required, for the issuance in accordance with the applicable rules and regulations of the Eligible Market.

(vi) In the event that a Mandatory Redemption Price is paid in Common Stock the Corporation shall, within two Trading Days of the applicable Mandatory Redemption Date, (i) issue and deliver to such Holder a certificate, registered in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder shall be entitled, or (ii) if the Holder has notified the Corporation that this clause (ii) shall apply, provided that the Holder has complied with the provisions of Section 6 of the Registration Rights Agreement, credit the number of shares of Common Stock to which the Holder shall be entitled to the Holder’s or its designee’s balance account with DTC through its Deposit Withdrawal Agent Commission System.

10. Triggering Events.

(a) During the first fifteen (15) Trading Days following the occurrence of a Triggering Event, each Holder shall have the option to elect, by notice to the Corporation (an “Event Notice”), to require the Corporation to repurchase all or any portion of the Series D Preferred Stock then held by such Holder, at a price per share equal to the Stated Value plus all accrued but unpaid dividends thereon through the date of payment. The aggregate amount payable pursuant to the preceding sentence is referred to as the “Event Price.” The Corporation shall pay the aggregate Event Price to each Holder no later than the sixtieth day following the date of delivery of the Event Notice, and upon receipt thereof such Holder shall deliver original certificates evidencing the shares of Series D Preferred Stock and Underlying Shares so repurchased to the Corporation (to the extent such certificates have been delivered to the Holder).

(b) Upon the occurrence of any Bankruptcy Event, the Corporation shall immediately be obligated, without any further action by any Holder, to repurchase all outstanding shares of Series D Preferred Stock and all such Underlying Shares at the Event Price pursuant to the preceding paragraph as if each Holder had delivered an Event Notice immediately prior to the occurrence of such Bankruptcy Event.

11. Voting Rights. Except as otherwise provided herein or as required by applicable law, the Holders of the Series D Preferred Stock shall not be entitled to vote on matters on which holders of Common Stock are entitled to vote. So long as any shares of Series D Preferred Stock are outstanding, except as otherwise provided herein, the Corporation shall not, without the affirmative vote of the Holders of a majority of the shares of Series D Preferred Stock then outstanding, (a) alter or change adversely the powers, preferences or rights given to the Series D Preferred Stock or alter or amend this Certificate of Designation (whether by merger, reorganization, consolidation or otherwise), (b) authorize or create any class of stock ranking as to dividends, redemption or distribution of assets upon a Liquidation Event or Change of Control senior to or otherwise pari passu with the Series D Preferred Stock; provided, however, that the Corporation shall be permitted to issue without the consent of the Holders of the Series D Preferred Stock any class of preferred stock ranking pari passu with the Series D Preferred Stock if the conversion price of such class of preferred stock, directly or indirectly to Common Stock, is greater than the Conversion Price for the Series D Preferred Stock, (c) amend its certificate or articles of incorporation or other charter documents so as to affect adversely any rights of the Holders (whether by merger, reorganization, consolidation or otherwise), (d) increase the authorized number of shares of Series D Preferred Stock, (e) redeem, repurchase or otherwise acquire any share of Junior Securities, (f) increase the authorized number of shares of Series B Preferred Stock, (g) issue any Series A Preferred Stock or Series B Preferred Stock, (h) issue greater than 120,000 shares of Series D Preferred Stock, except in connection with Section 4.13 of that Securities Purchase Agreement dated June 2, 2005, among the Corporation and the purchasers listed on the signature page thereto, or (i) enter into any agreement with respect to the foregoing.

12. Charges, Taxes and Expenses. Issuance of certificates for shares of Series D Preferred Stock and for Underlying Shares issued on conversion of (or otherwise in respect of) the Series D Preferred Stock shall be made without charge to the Holders for any issue or transfer tax, withholding tax, transfer agent fee or other incidental tax or expense in respect of the issuance of such certificates, all of which taxes and expenses shall be paid by the Corporation; provided, however, that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the registration of any certificates for Common Stock or Series D Preferred Stock in a name other than that of the Holder. The Holder shall be responsible for all other tax liability that may arise as a result of holding or transferring the Series D Preferred Stock or receiving Underlying Shares in respect of the Series D Preferred Stock.

13. Replacement Certificates. If any certificate evidencing Series D Preferred Stock or Underlying Shares is mutilated, lost, stolen or destroyed, the Corporation shall issue or cause to be issued in exchange and substitution for and upon cancellation hereof, or in lieu of and substitution for such certificate, a new certificate, but only upon receipt of evidence reasonably satisfactory to the Corporation of such loss, theft or destruction and customary and reasonable indemnity, if requested. Applicants for a new certificate under such circumstances shall also comply with such other reasonable regulations and procedures and pay such other reasonable third-party costs as the Corporation may prescribe.

14. Reservation of Underlying Shares. The Corporation covenants that it shall at all times reserve and keep available out of the aggregate of its authorized but unissued and otherwise unreserved Common Stock, solely for the purpose of enabling it to issue Underlying Shares as required hereunder, the number of Underlying Shares which are then issuable and deliverable upon the conversion of (and otherwise in respect of) all outstanding Series D Preferred Stock (taking into account the adjustments of Section 15), free from preemptive rights or any other contingent purchase rights of persons other than the Holder. The Corporation covenants that all Underlying Shares so issuable and deliverable shall, upon issuance in accordance with the terms hereof, be duly and validly authorized, issued and fully paid and nonassessable. The Corporation covenants that it shall use its best efforts to satisfy each of the Equity Conditions.

15. Certain Adjustments. The Conversion Price is subject to adjustment from time to time as set forth in this Section 15.

(a) Stock Dividends and Splits. If the Corporation, at any time while Series D Preferred Stock is outstanding, (i) pays a stock dividend on its Common Stock or otherwise makes a distribution on any class of capital stock that is payable in shares of Common Stock (other than regular dividends on the Series D Preferred Stock), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, or (iii) combines outstanding shares of Common Stock into a smaller number of shares, then in each such case the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to clause (i) of this paragraph shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution, and any adjustment pursuant to clause (ii) or (iii) of this paragraph shall become effective immediately after the effective date of such subdivision or combination.

(b) Pro Rata Distributions. If the Corporation, at any time while Series D Preferred Stock is outstanding, distributes to all holders of Common Stock (i) evidences of its indebtedness, (ii) any security (other than a distribution of Common Stock covered by the preceding paragraph), (iii) rights or warrants to subscribe for or purchase any security, or (iv) any other asset (in each case, “Distributed Property”), then in each such case upon any conversion of Series D Preferred Stock that occurs after such record date, such Holder shall be entitled to receive, in addition to the Underlying Shares otherwise issuable upon such conversion, the Distributed Property that such Holder would have been entitled to receive in respect of such number of Underlying Shares had the Holder been the record holder of such Underlying Shares immediately prior to such record date.

(c) Fundamental Transactions. If, at any time while Series D Preferred Stock is outstanding, (i) the Corporation effects any merger or consolidation of the Corporation with or into another Person, (ii) the Corporation effects any sale of all or substantially all of its assets in one or a series of related transactions, (iii) any tender offer or exchange offer (whether by the Corporation or another Person) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, or (iv) the Corporation effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (other than as a result of a subdivision or combination of shares of Common Stock covered by Section 15(a) above) (in any such case, a “Fundamental Transaction”), then upon any subsequent conversion of Series D Preferred Stock, each Holder shall have the right to receive, for each Underlying Share that would have been issuable upon such conversion absent such Fundamental Transaction, the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of one share of Common Stock (the “Alternate Consideration”). For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Corporation shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then each Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of Series D Preferred Stock following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Corporation or surviving entity in such Fundamental Transaction shall issue to the Holder a new series of preferred stock consistent with the foregoing provisions and evidencing the Holders’ right to convert such preferred stock into Alternate Consideration. The terms of any agreement pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this paragraph (c) and insuring that the Series D Preferred Stock (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction.

(d) Calculations. All calculations under this Section 15 shall be made to the nearest cent or the nearest 1/100th of a share, as applicable. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation, and the disposition of any such shares shall be considered an issue or sale of Common Stock.

(e) Notice of Adjustments. Upon the occurrence of each adjustment pursuant to this Section 15, the Corporation at its expense will promptly compute such adjustment in accordance with the terms hereof and prepare a certificate describing in reasonable detail such adjustment and the transactions giving rise thereto, including all facts upon which such adjustment is based. Upon written request, the Corporation will promptly deliver a copy of each such certificate to each Holder and to the Corporation’s Transfer Agent.

(f) Notice of Corporate Events. If the Corporation (i) declares a dividend or any other distribution of cash, securities or other property in respect of its Common Stock, including without limitation any granting of rights or warrants to subscribe for or purchase any capital stock of the Corporation or any Subsidiary, (ii) authorizes or approves, enters into any agreement contemplating or solicits stockholder approval for any Fundamental Transaction or (iii) authorizes the voluntary dissolution, liquidation or winding up of the affairs of the Corporation, then the Corporation shall deliver to each Holder a notice describing the material terms and conditions of such transaction, at least 20 calendar days prior to the applicable record or effective date on which a Person would need to hold Common Stock in order to participate in or vote with respect to such transaction, and the Corporation will take all steps reasonably necessary in order to insure that each Holder is given the practical opportunity to convert its Series D Preferred Stock prior to such time so as to participate in or vote with respect to such transaction; provided, however, that the failure to deliver such notice or any defect therein shall not affect the validity of the corporate action required to be described in such notice.

16. Change of Control.

(a) Reorganization, Reclassification, Consolidation, Merger or Sale. Any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Corporation’s assets to another Person or other transaction which is effected in such a way that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock is referred to herein as “Organic Change.” As long as any share of Series D Preferred Stock is outstanding, prior to the consummation of any (i) sale of all or substantially all of the Corporation’s assets to an acquiring Person or (ii) other Organic Change following which the Corporation is not a surviving entity, the Corporation will secure from the Person purchasing such assets or the successor resulting from such Organic Change (in each case, the “Acquiring Entity”) a written agreement (in form and substance reasonably satisfactory to the Holders of at least a majority of the Series D Preferred Stock then outstanding) to deliver to each Holder of Series D Preferred Stock in exchange for such shares, a security of the Acquiring Entity evidenced by a written instrument substantially similar in form and substance to the Series D Preferred Stock (including, without limitation, having a stated value and liquidation preference equal to the Stated Value and the Series D Stock Liquidation Preference held by such Holder) and reasonably satisfactory to the Holders of at least a majority of the Series D Preferred Stock then outstanding. Prior to the consummation of any other Organic Change, the Corporation shall make appropriate provision (in form and substance reasonably satisfactory to the Holders of at least a majority of the Series D Preferred Stock then outstanding) to insure that each of the Holders of the Series D Preferred Stock will thereafter have the right to acquire and receive in lieu of or in addition to (as the case may be) the shares of Common Stock immediately theretofore acquirable and receivable upon the conversion of such Holder’s Series D Preferred Stock such shares of stock, securities or assets that would have been issued or payable in such Organic Change with respect to or in exchange for the number of shares of Common Stock which would have been acquirable and receivable upon the conversion of such Holder’s Series D

Preferred Stock as of the date of such Organic Change (without taking into account any limitations or restrictions on the convertibility of the Series D Preferred Stock).

(b) Optional Redemption Upon Change of Control. In addition to the rights of the Holders of Series D Preferred Stock under Section 16(a), upon a Change of Control of the Corporation each Holder of Series D Preferred Stock shall have the right, at such Holder’s option, to require the Corporation to redeem all or a portion of such Holder’s Series D Preferred Stock at a price per Series D Preferred Stock equal to the Stated Value plus all accrued but unpaid dividends thereon through the date of payment (the “Change of Control Redemption Price”). No sooner than 60 days nor later than ten (10) days prior to the consummation of a Change of Control, but not prior to the public announcement of such Change of Control, the Corporation shall deliver written notice thereof via facsimile and overnight courier (a “Notice of Change of Control”) to each Holder of Series D Preferred Stock. At any time during the period beginning after receipt of a Notice of Change of Control (or, in the event a Notice of Change of Control is not delivered at least ten (10) days prior to a Change of Control, at any time on or after the date which is ten (10) days prior to a Change of Control) and ending on the twentieth day following Holder’s receipt of a Notice of Change of Control, any Holder of the Series D Preferred Stock then outstanding may require the Corporation to redeem all or a portion of the Holder’s Series D Preferred Stock then outstanding by delivering written notice thereof via facsimile and overnight courier (a “Notice of Redemption Upon Change of Control”) to the Corporation, which Notice of Redemption Upon Change of Control shall indicate (i) the number of Series D Preferred Stock that such Holder is submitting for redemption, and (ii) the applicable Change of Control Redemption Price, as calculated pursuant to this Section 16(b). Upon the Corporation’s receipt of a Notice(s) of Redemption Upon Change of Control from any Holder of Series D Preferred Stock, the Corporation shall promptly, but in no event later than two (2) Trading Days following such receipt, notify each Holder of Series D Preferred Stock by facsimile of the Corporation’s receipt of such Notice(s) of Redemption Upon Change of Control. The Corporation shall deliver the applicable Change of Control Redemption Price within sixty (60) days of the consummation of the Change of Control. Payments provided for in this Section 16(b) shall have priority to payments to other stockholders in connection with a Change of Control.

17. Limitation on Conversion.

(a) Notwithstanding anything to the contrary contained herein, the number of shares of Common Stock that may be acquired by any Holder upon any conversion of Series D Preferred Stock (or otherwise in respect of the Series D Preferred Stock) shall be limited to the extent necessary to insure that, following such conversion (or other issuance), the total number of shares of Common Stock then beneficially owned by such Holder and its Affiliates and any other Persons whose beneficial ownership of Common Stock would be aggregated with the Holder’s for purposes of Section 13(d) of the Exchange Act, does not exceed 4.999% (the “Maximum Percentage”) of the total number of issued and outstanding shares of Common Stock (including for such purpose the shares of Common Stock issuable upon such conversion). For such purposes, (i) beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder, and (ii) no Holder shall be allowed to assert beneficial ownership of the securities of the Corporation in combination with one or more other Holders for purposes of asserting that the Maximum Percentage has been reached. Each delivery of a Conversion Notice by a Holder will constitute a representation by such Holder that it has evaluated the limitation set forth in this paragraph and determined that issuance of the full number of Underlying Shares requested in such Conversion Notice is permitted under this paragraph. By written notice to the Corporation, any Holder may waive the provisions of this Section or increase or decrease the Maximum Percentage to any other percentage specified in such notice, but (i) any such waiver or increase will not be effective until the 61st day after such notice is delivered to the Corporation, and (ii) any such waiver or increase or decrease will apply only to such Holder and not to any other Holder.

(b) Notwithstanding anything to the contrary contained herein, the maximum number of shares of Common Stock that the Company may issue pursuant to the Transaction Documents at an effective purchase price less than the Closing Price on the Trading Day immediately preceding the Closing Date equals 19.99% of the outstanding shares of Common Stock immediately preceding the Closing Date (the “Issuable Maximum”), unless the Company obtains shareholder approval, if required, in accordance with the rules and regulations of such Trading Market. If, at the time any Holder requests a conversion of any of the Series D Preferred Stock, the Actual Minimum (excluding any shares issued or issuable at an effective purchase price in excess of the Closing Price on the Trading Day immediately preceding the Closing Date) exceeds the Issuable Maximum (and if the Company has not previously obtained the required shareholder approval), then the Company shall issue to the Holder requesting such exercise a number of shares of Common Stock not exceeding such Holder’s pro-rata portion of the Issuable Maximum (based on such Holder’s share (vis-à-vis other Holders) of the aggregate purchase price paid under the Purchase Agreement and taking into account any Series D Preferred Stock previously issued to such Holder). For the purposes hereof, “Actual Minimum” shall mean, as of any date, the maximum aggregate number of shares of Common Stock then issued or potentially issuable in the future pursuant to the Transaction Documents, including any Underlying Shares issuable upon exercise and/or conversion in full of all Warrants and Shares, without giving effect to any limits on the number of shares of Common Stock that may be owned by a Holder at any one time.

18. Fractional Shares. The Corporation shall not be required to issue or cause to be issued fractional Underlying Shares on conversion of Series D Preferred Stock. If any fraction of an Underlying Share would, except for the provisions of this Section, be issuable upon conversion of Series D Preferred Stock, the number of Underlying Shares to be issued will be rounded up to the nearest whole share.

19. Notices. Any and all notices or other communications or deliveries hereunder (including without limitation any Conversion Notice) shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section prior to 6:30 p.m. (New York City time) on a Trading Day, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section on a day that is not a Trading Day or later than 6:30 p.m. (New York City time) on any Trading Day, (iii) the Trading Day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given. The addresses for such communications shall be: (i) if to the Corporation, to 339 S. Cheryl Lane, City of Industry, California 91789, facsimile: 909-598-8838, attention Chief Financial Officer, or (ii) if to a Holder, to the address or facsimile number appearing on the Corporation’s stockholder records or such other address or facsimile number as such Holder may provide to the Corporation in accordance with this Section.

20. Miscellaneous.

(a) The headings herein are for convenience only, do not constitute a part of this Certificate of Designations and shall not be deemed to limit or affect any of the provisions hereof.

(b) No provision of this Certificate of Designations may be amended, except in a written instrument signed by the Company and Holders of at least 60% of the shares of Series D Preferred Stock then outstanding.

(c) The Series D Preferred Stock is (i) senior to all equity interests in the Company outstanding as of the Closing Date in right of payment, whether with respect to dividends or upon liquidation or dissolution, or otherwise other than the Series C Preferred Stock and (ii) will be senior to all other equity or equity equivalent securities issued by the Corporation after the Closing Date.

(d) Any of the rights of the Holders of Series D Preferred Stock set forth herein, including any Equity Conditions, Triggering Events or any other similar conditions for the Holders’ benefit, may be waived by the affirmative vote of Holders of at least 60% of the shares of Series D Preferred Stock then outstanding. No waiver of any default with respect to any provision, condition or requirement of this Certificate of Designation shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations to be duly executed as of this 7th day of November 2005.

GLOBAL EPOINT, INC.

By:	/s/ JOHN PAN
Name:	John Pan
Title:	Chairman of the Board, Secretary

EXHIBIT A

ADDITIONAL DEFINITIONS

“Actual Minimum” means, as of any date, the maximum aggregate number of shares of Common Stock then issued or potentially issuable in the future pursuant to the Transaction Documents, including any Underlying Shares issuable upon exercise or conversion in full of all Warrants and Shares, ignoring any limits on the number of shares of Common Stock that may be owned by a Purchaser at any one time and (i) assuming that (a) any previously unconverted Shares are held until the fifth anniversary of the Closing Date and all dividends thereon are paid in shares of Common Stock, and (b) the Closing Price at all times on and after the date of determination equals 100% of the actual Closing Price on the Trading Day immediately prior to the date of determination, and (ii) giving effect to the Conversion Price (as defined in the Certificate of Designations) as in effect on such date, without regard to potential changes in the Closing Price that may occur thereafter.

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 144 under the Securities Act. With respect to a Purchaser, any investment fund or managed account that is managed on a discretionary basis by the same investment manager as such Purchaser will be deemed to be an Affiliate of such Purchaser.

“Bankruptcy Event” means any of the following events: (a) the Corporation or any Subsidiary commences a case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction relating to the Corporation or any Subsidiary thereof; (b) there is commenced against the Corporation or any Subsidiary any such case or proceeding that is not dismissed within 60 days after commencement; (c) the Corporation or any Subsidiary is adjudicated insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered; (d) the Corporation or any Subsidiary suffers any appointment of any custodian or the like for it or any substantial part of its property that is not discharged or stayed within 60 days; (e) the Corporation or any Subsidiary makes a general assignment for the benefit of creditors; (f) the Corporation or any Subsidiary fails to pay, or states that it is unable to pay or is unable to pay, its debts generally as they become due; (g) the Corporation or any Subsidiary calls a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts; or (h) the Corporation or any Subsidiary, by any act or failure to act, expressly indicates its consent to, approval of or acquiescence in any of the foregoing or takes any corporate or other action for the purpose of effecting any of the foregoing.

“Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

“Change of Control” means the occurrence of any of the following in one or a series of related transactions other than a transaction or transactions contemplated by the Letter of Intent: (i) an acquisition after the date hereof by an individual or legal entity or “group” (as described in Rule

13d-5(b)(1) under the Exchange Act) of more than one-half of the voting rights or equity interests in the Corporation; ; (iii) a merger or consolidation of the Corporation or any significant Subsidiary or a sale of more than one-half of the assets of the Corporation (other than non-homeland security assets) in one or a series of related transactions, unless following such transaction or series of transactions, the holders of the Corporation’s securities prior to the first such transaction continue to hold at least two-thirds of the voting rights and equity interests in the surviving entity or acquirer of such assets; (iv) a recapitalization, reorganization or other transaction involving the Corporation or any significant Subsidiary that constitutes or results in a transfer of more than one-half of the voting rights or equity interests in the Corporation; (v) consummation of a “Rule 13e-3 transaction” as defined in Rule 13e-3 under the Exchange Act with respect to the Corporation, or (vi) the execution by the Corporation or its controlling shareholders of an agreement providing for or reasonably likely to result in any of the foregoing events.

“Closing” means the closing of the purchase and sale of the Securities pursuant to Section 2.2 of the Purchase Agreement upon the satisfaction of each of the conditions set forth in Sections 5.1 and 5.2 of the Purchase Agreement.

“Closing Date” means the date of the Closing.

“Closing Price” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on an Eligible Market or any other national securities exchange, the closing bid price per share of the Common Stock for such date (or the nearest preceding date) on the primary Eligible Market or exchange on which the Common Stock is then listed or quoted; (b) if prices for the Common Stock are then quoted on the OTC Bulletin Board, the closing bid price per share of the Common Stock for such date (or the nearest preceding date) so quoted; (c) if prices for the Common Stock are then reported in the “Pink Sheets” published by Pink Sheets LLC (or a similar organization or agency succeeding to its functions of reporting prices), the most recent closing bid price per share of the Common Stock so reported; or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by Purchasers holding a majority of the Securities, the cost of which shall be paid by the Corporation.

“Commission” means the Securities and Exchange Commission.

“Common Stock” means the common stock of the Corporation, par value $0.03 per share.

“Convertible Securities” shall mean any evidence of indebtedness, shares, options, warrants or other securities directly or indirectly convertible into or exercisable or exchangeable for shares of Common Stock.

“Effective Date” means the date that an Underlying Shares Registration Statement is declared effective by the Commission.

“Eligible Market” means any of the New York Stock Exchange, the American Stock Exchange, the NASDAQ National Market, the NASDAQ SmallCap Market or the OTC Bulletin Board.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“GAAP” means United States generally accepted accounting principles, as recognized by the American Institute of Certified Public Accountants or the Financial Accounting Standards Board, consistently applied and maintained on a consistent basis for the Corporation and its Subsidiaries throughout the period indicated and consistent with the prior financial practice of the Corporation; provided, however, that any accounting principle or practice required to be changed by the American Institute of Certified Public Accountants or the Financial Accounting Standards Board (or other appropriate board or committee of either) in order to continue as a generally accepted accounting principle or practice may be so changed.

“Letter of Intent” means that certain letter dated May 27, 2005 between the Corporation and Astrophysics, Inc. regarding the proposed acquisition of Astrophysics, Inc. by the Corporation and the related financing (the “Financing”) described therein.

“Lien” means any lien, charge, claim, security interest, encumbrance, right of first refusal or other restriction.

“Losses” means any and all losses, claims, damages, liabilities, settlement costs and expenses, including without limitation costs of preparation of legal action and reasonable attorneys’ fees.

“Options” means any rights, warrants or options to subscribe for or purchase Common Stock or Convertible Securities.

“Person” means any individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or any court or other federal, state, local or other governmental authority or other entity of any kind.

“Proceeding” means an action, claim, suit, investigation or proceeding (including, without limitation, an investigation or partial proceeding, such as a deposition), whether commenced or threatened.

“Registration Rights Agreement” means the Registration Rights Agreement, dated on or around the Closing Date, among the Corporation and the Purchasers, in the form of Exhibit B to the Purchase Agreement.

“Required Effectiveness Date” means the date on which an Underlying Shares Registration Statement is required to become effective pursuant to the Registration Rights Agreement.

“Required Minimum” means, as of any date, the maximum aggregate number of shares of Common Stock then issued or potentially issuable in the future pursuant to the Transaction Documents, including any Underlying Shares issuable upon exercise or conversion in full of all Warrants and Convertible Securities, ignoring any limits on the number of shares of Common Stock that may be owned by a Purchaser at any one time and (i) assuming that (a) any previously unconverted Shares are held until the third anniversary of the Closing Date or, if earlier, until maturity, and all dividends thereon are paid in shares of Common Stock, and (b) the Closing Price at all times on and after the date of determination equals 50% of the actual Closing Price on the Trading Day immediately prior to the date of determination, and (ii) giving effect to the

Conversion Price (as defined in the Certificate of Designations) as in effect on such date, without regard to potential changes in the Closing Price that may occur thereafter.

“Rule 144,” “Rule 415,” and “Rule 424” means Rule 144, Rule 415 and Rule 424, respectively, promulgated by the Commission pursuant to the Securities Act, as such Rules may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

“Securities” means the Shares, the Warrants and the Underlying Shares.

“Senior Debt” means any indebtedness of the Corporation from the date hereof that is senior to any indebtedness set forth on Schedule 3.1(bb) of the Purchase Agreement in right of payment, whether with respect to interest or upon liquidation or dissolution, or otherwise.

“Series D Preferred Stock” means the Series D Convertible Preferred Stock, no par value, of the Corporation, which is convertible into shares of Common Stock.

“Shares” means an aggregate of 120,000 shares of Series D Preferred Stock, which are being purchased by the Purchasers pursuant to the Purchase Agreement.

“Subsidiary” means any subsidiary of the Corporation that is required to be listed in Schedule 3.1(a) of the Purchase Agreement.

“Trading Day” means (a) any day on which the Common Stock is listed or quoted and traded on an Eligible Market or (b) if trading ceases to occur on an Eligible Market, any Business Day.

“Trading Market” means the Nasdaq SmallCap Market or any other national securities exchange, market or trading or quotation facility on which the Common Stock is then listed or quoted.

“Transaction Documents” means the Purchase Agreement, the Securities, the Registration Rights Agreement, the Certificate of Designations, and any other documents or agreements executed in connection with the transactions contemplated hereunder.

“Triggering Event” means any of the following events: (a) immediately prior to any Bankruptcy Event; (b) the Common Stock is not listed or quoted, or is suspended from trading, on an Eligible Market for a period of seven consecutive Trading Days or for a period of twenty Trading Days (which need not be consecutive Trading Days) in any 12 month period; (c) the Corporation fails for any reason to deliver a certificate evidencing any Securities to a Purchaser as required pursuant to any Transaction Document within five Trading Days after delivery of notice of failure to deliver by Purchaser or the exercise or conversion rights of the Holders pursuant to the Transaction Documents are otherwise suspended for any reason other than a breach of the Transaction Documents by the Purchasers; (d) the Corporation fails to have available a sufficient number of authorized but unissued and otherwise unreserved shares of Common Stock available to issue Underlying Shares upon any exercise of the Warrants or any conversion of convertible Securities; (e) any other Event (as defined in the Registration Rights Agreement) occurs and remains uncured for 90 days; (f) the Corporation fails to make any cash payment required under the Transaction Documents and such failure is not cured within ten Trading Days after notice of such default is first given to the Corporation by a Purchaser; or (i) the Corporation shall issue equity securities of the Corporation which shall be senior to the Series D Preferred Stock in right of payment, or with respect to dividends, liquidation, or dissolution.

“Underlying Shares” means the shares of Common Stock issuable upon conversion of the Shares and upon exercise of the Warrants and in satisfaction of any other obligation of the Corporation to issue shares of Common Stock pursuant to the Transaction Documents.

“Underlying Shares Registration Statement” means a registration statement meeting the requirements set forth in the Registration Rights Agreement and covering the resale of the Securities by the Purchasers.

“Volume Weighted Average Price” means, with respect to any particular Trading Day or for any particular period, the volume weighted average trading price per share of Common Stock on such date or for such period on an Eligible Market as reported by Bloomberg, L.P., or any successor performing similar functions.

EXHIBIT B

FORM OF CONVERSION NOTICE

(To be executed by the registered Holder in order to convert shares of Series D Preferred Stock)

The undersigned hereby elects to convert the number of shares of Series D Convertible Preferred Stock indicated below into shares of common stock, $0.03 par value (the “Common Stock”), of Global ePoint, Inc., a Nevada corporation (the “Corporation”), according to the conditions hereof, as of the date written below.

Date to Effect Conversion

Number of shares of Series D Preferred Stock owned prior to Conversion

Number of shares of Series D Preferred Stock to be Converted

Stated Value of shares of Series D Preferred Stock to be Converted

Number of shares of Common Stock to be Issued

Applicable Conversion Price

Number of shares of Series D Preferred Stock subsequent to Conversion

Name of Holder

By:
Name:
Title:

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